Retention Bonus Letter – December 2022 31972680.v2 Sterling Check Corp. 1 State Street Plaza New York, NY 10004 Joshua Peirez c/o Sterling Check Corp. 1 State Street Plaza New York, NY 10004 December 21, 2022 Dear Joshua: In recognition of your contributions to Sterling Check Corp. (the “Company”), the Company has approved a special bonus for you in the amount of $1,100,000 (the “Retention Bonus”), to be payable as provided below, subject to all of the terms and conditions of this letter agreement. Your Retention Bonus will be in addition to (and will not be in lieu of) any annual bonus or other incentive compensation amounts you may otherwise be entitled to receive from the Company. Conditions to Retention Bonus 1. Subject to the provisions of paragraph 2 below and your continued employment through January 15, 2023 (the “Payment Date”), you shall be paid your Retention Bonus in cash in a single lump sum on the Payment Date. 2. If, prior to July 1, 2024, you voluntarily terminate your employment with the Company other than for Good Reason as defined in the employment agreement by and between the Company, Sterling InfoSystems, Inc. and you, dated August 5, 2021, you will be required to repay all or a portion of the Retention Bonus as follows: Termination Date Repayment Amount Prior to 7/1/2023 $1,100,000 On or after 7/1/2023 and prior to 2/1/2024 $550,000 On or after 1/1/2024 and prior to 3/1/2024 $458,333 On or after 2/1/2024 and prior to 4/1/2024 $366,667 On or after 3/1/2024 and prior to 5/1/2024 $275,000 On or after 4/1/2024 and prior to 6/1/2024 $183,333 On or after 5/1/2024 and prior to 7/1/2024 $91,667 On or after 7/1/2024 $0 DocuSign Envelope ID: 3E1E6E03-C571-461B-B582-9F3D21C40899

Other Terms All payments to you under this letter agreement will be subject to the withholding of any taxes required to be withheld under applicable federal, state or local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Retention Bonus, and this letter agreement is not assignable by you. The Retention Bonus is unfunded and unsecured and is payable out of the general funds of the Company. Nothing in this letter agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This letter agreement will be binding on any successor to the Company. This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter agreement and return it to me as soon as possible. [Signature page follows] DocuSign Envelope ID: 3E1E6E03-C571-461B-B582-9F3D21C40899

Sincerely, Sterling Check Corp. __________________ By: Robyn Price Stonehill Title: Chief People Officer Acknowledged and agreed: Joshua Peirez Date: DocuSign Envelope ID: 3E1E6E03-C571-461B-B582-9F3D21C40899 12/21/2022

DocuSign Envelope ID: 3E1E6E03-C571-461B-B582-9F3D21C40899